                                                                  EXHIBIT 10.153



--------------------------------------------------------------------------------

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                   PAXSON COMMUNICATIONS OF DETROIT-31, INC.,

                       PAXSON COMMUNICATIONS CORPORATION,

                        BLACKSTAR COMMUNICATIONS, INC.,

                   BLACKSTAR COMMUNICATIONS OF MICHIGAN, INC.

                                      AND

                          BLACKSTAR OF ANN ARBOR, INC.

                                      FOR

                          TELEVISION STATION WBSX(TV)
                              ANN ARBOR, MICHIGAN

                                      AND

                       LOW POWER TELEVISION STATION W48AV
                               DETROIT, MICHIGAN

                                   *   *   *

                                 MARCH 13, 1997


--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
SECTION 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         "Accounts Receivable"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         "Assets" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         "Assumed Contracts"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         "Closing"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Closing Date" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Consents" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Contracts"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "FCC"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "FCC Consent"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "FCC Licenses" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Final Order"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "HSR Act"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Intangibles"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Licenses" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         "Purchase Price" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         "Real Property"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         "Tangible Personal Property" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

SECTION 2.  PURCHASE AND SALE OF ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.1     Agreement to Sell and Buy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.2     Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.3     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.4     Payment of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.5     Assumption of Liabilities and Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SELLERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.1     Organization, Standing, and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.2     Authorization and Binding Obligation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.3     Absence of Conflicting Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.4     Governmental Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.5     Title to and Condition of Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.6     Title to and Condition of Tangible Personal Property . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.7     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.8     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.9     Intangibles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.10    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.11    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.12    Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10


                                                                                                                     Page
                                                                                                                     ----
         3.13    Personnel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.14    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.15    Claims and Legal Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.16    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.17    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.18    Conduct of Business in Ordinary Course . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.19    Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.20    Broker . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.21    Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.1     Organization, Standing, and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.2     Authorization and Binding Obligation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.3     Absence of Conflicting Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.4     Broker . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.5     Qualifications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.6     Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

SECTION 5.  OPERATIONS OF THE STATIONS PRIOR TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.1     Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.2     Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.3     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.4     Disposition of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.5     Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.6     Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.7     Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.8     No Inconsistent Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.9     Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.10    Maintenance of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.11    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.12    Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.13    Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.14    Notification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.15    Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.16    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.17    Financing Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.18    Programming  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.19    Preservation of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.20    Personnel Recommendations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20



                                                                                                                     Page
                                                                                                                     ----
SECTION 6.  SPECIAL COVENANTS AND AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.1     FCC Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.2     Control of the Stations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.3     Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.4     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.5     Environmental Audit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.6     Engineering Study  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.7     Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.8     Bulk Sales Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.9     Sales Tax Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.10    Access to Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.11    Appraisal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.12    Noncompetition Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.13    HSR Act Filing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

SECTION 7.  CONDITIONS TO OBLIGATIONS OF BUYER AND SELLERS AT CLOSING . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.1     Conditions to Obligations of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.2     Conditions to Obligations of Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

SECTION 8.  CLOSING AND CLOSING DELIVERIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         8.1     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         8.2     Deliveries by Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         8.3     Deliveries by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

SECTION 9.  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         9.1     Termination by Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         9.2     Termination by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         9.3     Rights on Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

SECTION 10.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; CERTAIN REMEDIES  . . . . . . . . . . . . .  29
         10.1    Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         10.2    Indemnification by Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         10.3    Indemnification by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         10.4    Procedure for Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         10.5    Limitations on Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         10.6    Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.7    Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32




                                     iii

                                                                                                                     Page
                                                                                                                     ----
SECTION 11.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         11.1    Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         11.2    Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         11.3    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         11.4    Benefit and Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.5    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.6    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.7    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.8    Gender and Number  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.9    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         11.10   Waiver of Compliance; Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         11.11   Press Release  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         11.12   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         11.13   Guaranty of PCC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         11.14   Guaranty of Blackstar Communications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36





                               LIST OF SCHEDULES


                 Schedule 2.2              --      Excluded Property
                 Schedule 3.3              --      Consents
                 Schedule 3.4(a)           --      Licenses
                 Schedule 3.4(b)           --      Must Carry Matters
                 Schedule 3.5              --      Real Property
                 Schedule 3.6              --      Tangible Personal Property
                 Schedule 3.7              --      Contracts
                 Schedule 3.9              --      Intangibles
                 Schedule 3.10             --      Financial Matters
                 Schedule 3.11             --      Insurance Policies
                 Schedule 3.13             --      Employee Matters
                 Schedule 3.15             --      Claims
                 Schedule 3.19             --      Affiliate Transactions
                 Schedule 4.5              --      Qualifications
                 Schedule 6.12             --      Form of Noncompetition Agreement
                 Schedule 8.2(f)           --      Form of Opinion of Sellers' Counsel
                 Schedule 8.3(d)           --      Form of Opinion of Buyer's Counsel


                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT is dated as of the 13th day of March, 1997, by and among Paxson Communications of Detroit-31, Inc., a Florida corporation ("Buyer"); Paxson Communications Corporation, a Delaware corporation ("PCC"); Blackstar Communications, Inc., a Delaware corporation ("Blackstar Communications"); Blackstar Communications of Michigan, Inc., a Delaware corporation ("Blackstar Michigan"); and Blackstar of Ann Arbor, Inc., a Delaware corporation ("Blackstar Ann Arbor"; Blackstar Michigan and Blackstar Ann Arbor are referred to herein individually as a "Seller" and collectively as the "Sellers").

                                R E C I T A L S

         A. Sellers own and operate television station WBSX(TV), Channel 31, Ann Arbor, Michigan (the "Station") and low power television station W48AV, Detroit, Michigan (the "LPTV Station") that rebroadcasts the signal of the Station (the Station and the LPTV Station are referred to collectively as the "Stations") pursuant to licenses issued by the Federal Communications Commission ("FCC").

         B. Sellers desire to sell, and Buyer desires to buy, substantially all the assets that are used or useful in the business or operations of the Stations, for the price and on the terms and conditions set forth in this Agreement.

                              A G R E E M E N T S

         In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, Buyer and Sellers, intending to be bound legally, agree as follows:

SECTION 1.  DEFINITIONS

         The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

         "Accounts Receivable" means all accounts receivable of Sellers with respect to the Stations.

         "Assets" means the assets to be sold, transferred, or otherwise conveyed to Buyer under this Agreement, as specified in Section 2.1.

         "Assumed Contracts" means (i) all Contracts listed in Schedule 3.7 that are specifically designated on Schedule 3.7 as Contracts that are to be assumed by Buyer upon its purchase of the Stations, (ii) any Contracts entered into by Sellers between the date of this Agreement and the Closing Date that Buyer agrees in writing to assume, and (iii) time sales contracts entered into by Sellers in compliance with Section 5.3.

         "Closing" means the consummation of the purchase and sale of the Assets pursuant to this Agreement in accordance with the provisions of Section 8.

         "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 8.

         "Consents" means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate the transactions contemplated by this Agreement.

         "Contracts" means all contracts, leases, non-governmental licenses, and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) to which either Seller is a party or which are binding upon either Seller and which relate to or affect the Assets or the business or operations of the Stations, and (i) which are in effect on the date of this Agreement or (ii) which are entered into by either Seller between the date of this Agreement and the Closing Date.

         "FCC" means the Federal Communications Commission.

         "FCC Consent" means action by the FCC granting its consent to the assignment of the FCC Licenses to Buyer as contemplated by this Agreement.

         "FCC Licenses" means all Licenses issued by the FCC to either Seller in connection with the business or operations of the Stations.

         "Final Order" means an action by the FCC that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC to set aside the action on its own motion have expired.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Intangibles" means all copyrights, trademarks, trade names, service marks, service names, licenses, patents, permits, jingles, proprietary information, technical information and data, machinery and equipment warranties, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by either Seller or under which either Seller is licensed or franchised and which are used or useful in the business and operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Licenses" means all licenses, permits, and other authorizations issued by the FCC, the Federal Aviation Administration, or any other federal, state, or local governmental authorities to either Seller in connection with the conduct of the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Purchase Price" means the purchase price specified in Section 2.3.

         "Real Property" means all real property and interests in real property, including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, and other real property interests which are used or useful in the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Tangible Personal Property" means all machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts, and other tangible personal property which is used or useful in the conduct of the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

SECTION 2.  PURCHASE AND SALE OF ASSETS

         2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, each Seller hereby agrees to sell, transfer, and deliver to Buyer on the Closing Date, and Buyer agrees to purchase, all of the tangible and intangible assets used or useful in connection with the conduct of the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding the assets described in Section 2.2, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever (except for liens for current taxes not yet due and payable), including the following:

                 (a)      The Tangible Personal Property;

                 (b)      The Real Property;

                 (c)      The Licenses;

                 (d)      The Assumed Contracts;

                 (e) The Intangibles and all intangible assets of each Seller relating to the Stations that are not specifically included within the Intangibles, including the goodwill of the Stations, if any;

                 (f) All of each Seller's proprietary information, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints, and schematics, including filings with the FCC relating to the business and operation of the Stations;

                 (g) All choses in action of either Seller relating to the Stations, other than any claims made or to be made by either Seller in the litigation described in Schedule 3.15; and

                 (h) All books and records relating to the business or operations of the Stations, including executed copies of the Assumed Contracts, and all records maintained by Sellers pursuant to the rules and regulations of the FCC.

         2.2 Excluded Assets. The Assets shall exclude the following assets:

                 (a) Each Seller's cash on hand as of the Closing and all other cash in any of each Seller's bank or savings accounts; any insurance policies, letters of credit, or other similar items and cash surrender value in regard thereto; and any stocks, bonds, certificates of deposit and similar investments;

                 (b) All books and records that either Seller is required by law to retain and that pertain to such Seller's corporate organization;

                 (c) Any pension, profit-sharing, or employee benefit plans, and any collective bargaining agreements;

                 (d) The Accounts Receivable as of 11:59 p.m., Detroit time, on the day prior to the Closing Date; and

                 (e)      All property listed on Schedule 2.2 hereto.

         2.3 Purchase Price. The Purchase Price for the Assets and the covenants of John E. Oxendine and Ed Parker set forth in the Noncompetition Agreements referred to in Section 6.13 shall be Thirty Five Million Dollars ($35,000,000) adjusted as provided below:

                 (a) Prorations. The Purchase Price shall be increased or decreased as required to effectuate the proration of expenses. All expenses arising from the operation of the Stations, including business and license fees, utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes (except for taxes arising from the transfer of the Assets under this Agreement), FCC annual regulatory fees and similar prepaid and deferred items, shall be prorated between Buyer and Sellers in accordance with the principle that Sellers shall be responsible for all expenses, costs, and liabilities allocable to the period prior to the Closing Date, and Buyer shall be responsible for all expenses, costs, and obligations allocable to the period on and after the Closing Date. Notwithstanding the preceding sentence, there shall be no adjustment for, and Sellers shall remain solely liable with respect to, any Contracts not included in the Assumed Contracts and any other obligation or liability not being assumed by Buyer in accordance with Section 2.5.

                 (b)      Manner of Determining Adjustments.

                          (1)     Any adjustments will, insofar as feasible, be
determined and paid on the Closing Date in accordance with the following procedures: Sellers shall prepare and deliver to Buyer not later than five (5) days before the Closing Date a preliminary settlement statement which shall set forth Sellers' good faith estimate of the adjustments to the Purchase Price under Section 2.3(a). The preliminary settlement statement (i) shall contain all information reasonably necessary to determine the adjustments to the Purchase Price under Section 2.3(a), to the extent such adjustments can be determined or estimated as of the date of the preliminary settlement statement, and such other information as may be reasonably requested by Buyer, and (ii) shall be certified by Sellers to be true and complete in all material respects as of the date thereof.

                          (2)     Final settlement and payment of any
adjustments by the appropriate party shall occur no later than ninety (90) days after the Closing Date, or upon such other date as the parties shall mutually agree, in accordance with the following procedures: Buyer shall prepare and deliver to Sellers no later than sixty (60) days following the Closing Date a final settlement statement which shall set forth Buyer's good faith estimate of the adjustment to the Purchase Price under Section 2.3(a). The final settlement statement (i) shall contain all information reasonably necessary to determine the adjustments to the Purchase Price under Section 2.3(a) and such other information as may be reasonably requested by Sellers, and (ii) shall be certified by Buyer to be true and complete in all material respects as of the date thereof. Buyer and Sellers shall use good faith efforts to resolve any disputes involving the determination of the Purchase Price.

         2.4 Payment of Purchase Price. The Purchase Price, as adjusted, shall be paid by Buyer to Sellers and John E. Oxendine and Ed Parker at Closing by wire transfer of same-day funds pursuant to wire instructions which shall be delivered by Sellers to Buyer, at least two (2) days prior to the Closing Date.

         2.5 Assumption of Liabilities and Obligations. As of the Closing Date, Buyer shall assume and undertake to pay, discharge, and perform all obligations and liabilities of Sellers under the Licenses and the Assumed Contracts insofar as they relate to the time on and after the Closing Date, and arise out of events related to Buyer's ownership of the Assets or its operation of the Stations on or after the Closing Date. Buyer shall not assume any other obligations or liabilities of either Seller, including (i) any obligations or liabilities under any Contract not included in the Assumed Contracts, (ii) any obligations or liabilities under the Assumed Contracts relating to the period prior to the Closing Date, (iii) any claims or pending litigation or proceedings relating to the operation of the Stations prior to the Closing,
(iv) any obligations or liabilities arising under capitalized leases or other financing agreements, (v) any obligations or liabilities arising under agreements entered into other than in the ordinary course of business, (vi) any obligations or liabilities of either Seller under any employee pension, retirement, health and welfare or other benefit plans or collective bargaining agreements, (vii) any obligation to any employee of the Stations for severance benefits, vacation time, or sick leave accrued prior to the Closing Date, or
(viii) any obligations or liabilities caused by, arising out of, or resulting from any action or omission of either Seller prior to the Closing, and all such obligations and liabilities shall remain and be the obligations and liabilities solely of Sellers.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers represent and warrant to Buyer as follows:

         3.1 Organization, Standing, and Authority. Each Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly qualified to conduct business in, and is in good standing under, the laws of the State of Michigan. Each Seller has all requisite power and authority (i) to own, lease, and use the Assets as now owned, leased, and used, (ii) to conduct the business and operations of the Stations as now conducted, and (iii) to execute and deliver this Agreement and the documents contemplated hereby and thereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by such Seller hereunder and thereunder. Neither Seller is a participant in any joint venture or partnership with any other person or entity with respect to any part of the operations of the Stations or any of the Assets.

         3.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by each Seller have been duly authorized by all necessary actions on the part of each Seller and its shareholders. This Agreement has been duly executed and delivered by each Seller and constitutes the legal, valid, and binding obligations of each Seller, enforceable against it in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, and by judicial discretion in the enforcement of equitable remedies.

         3.3 Absence of Conflicting Agreements. Subject to obtaining the FCC Consent provided for in Section 6.1, the other Consents listed on Schedule
3.3 and any filing required under the HSR Act, the execution, delivery, and performance of this Agreement and the documents contemplated hereby and thereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with any provision of the Articles of Incorporation or Bylaws of either Seller; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which either Seller is a party or by which either Seller may be bound; and (v) will not create any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon any of the Assets.

         3.4 Governmental Licenses. Schedule 3.4(a) includes a true and complete list of the Licenses. Sellers have delivered to Buyer true and complete copies of all material Licenses (including any amendments and other modifications thereto). The Licenses have been validly issued, and Blackstar Ann Arbor is the authorized legal holder thereof. The Licenses listed on
Schedule 3.4(a) comprise all of the licenses, permits, and other authorizations required from any governmental or regulatory authority for the lawful conduct of the business and operations of the Stations in the manner and to the full extent they are now conducted, except for such licenses, permits and other authorizations the failure of which to obtain could not reasonably be expected to have a material adverse effect on the conduct of the business or operations of the Station, and none of the Licenses is subject to any restriction or condition that would limit the full operation of the Stations as now operated. The Licenses are in full force and effect, and the conduct of the business and operations of the Stations is in accordance therewith. Sellers have no reason to believe that any of the Licenses would not be renewed by the FCC or other granting authority in the ordinary course. Except as specified on Schedule 3.4(b), Sellers have delivered written requests for must carry with respect to each cable system identified in Schedule 3.4(b) and, except as identified on
Schedule 3.4(b), no cable system has advised Sellers of any signal quality or copyright indemnity or other prerequisite to cable carriage of the Stations' signal, and no cable system has declined or threatened to decline such carriage or failed to respond to a request for carriage or sought any form of relief from carriage from the FCC. Except in connection with the Channel Carriage Agreement with Continental Cablevision described in Schedule 3.4(b), the Sellers have by default elected must-carry for the Stations in the Lansing ADI.

         3.5 Title to and Condition of Real Property. Schedule 3.5 contains a complete and accurate description of all the Real Property and Sellers' interests therein (including, to the extent available, street address, legal description, owner, and use and the location of all improvements thereon). The Real Property listed on Schedule 3.5 comprises all real property interests necessary to conduct the business and operations of the Stations as now conducted. None of the Real Property consists of fee estates. With respect to each leasehold or subleasehold interest included in the Real Property being conveyed under this Agreement, so long as Sellers fulfill their obligations under the lease therefor, Sellers have enforceable rights to nondisturbance and quiet enjoyment, and no third party holds any interest in the leased premises with the right to foreclose upon Sellers' leasehold or subleasehold interest. All towers, guy anchors, and buildings and other improvements included in the Assets are located entirely on the Real Property listed in Schedule 3.5. All Real Property (including the improvements thereon)
(i) is in good condition and repair consistent with its present use, (ii) is available for immediate use in the conduct of the business and operations of the Stations, and (iii) complies with all applicable building or zoning codes and the regulations of any governmental authority having jurisdiction. Sellers have full legal and practical access to the Real Property.

         3.6     Title to and Condition of Tangible Personal Property.
Schedule 3.6 lists all material items of Tangible Personal Property. The Tangible Personal Property listed on Schedule 3.6 comprises all material items of tangible personal property necessary to conduct the business and operations of the Stations as now conducted. Except as described in Schedule 3.6, Sellers own and have good title to each item of Tangible Personal Property, and none of the Tangible Personal Property owned by Sellers is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance, except for liens for current taxes not yet due and payable. Each item of Tangible Personal Property is available for immediate use in the business and operations of the Stations. All items of transmitting and studio equipment included in the Tangible Personal Property (i) have been maintained in a manner consistent with generally accepted standards of good engineering practice, and (ii) will permit the Stations and any auxiliary broadcast facilities related to the Stations to operate in accordance with the terms of the FCC Licenses and the rules and regulations of the FCC, and with all other applicable federal, state, and local statutes, ordinances, rules, and regulations.

         3.7 Contracts. Schedule 3.7 is a true and complete list of all Contracts except contracts with advertisers for the sale of advertising time on the Stations for cash at prevailing rates and which have not been prepaid and which may be canceled by the Stations without penalty on not more than thirty days' notice. Schedule 3.7 includes true and complete copies of all written Contracts, true and complete memoranda of all oral Contracts

(including any amendments and other modifications to such Contracts), and a schedule summarizing Sellers' obligations under trade and barter agreements relating to the Stations. Other than the Contracts listed on Schedule 3.7 and cash programming contracts, neither Seller requires any contract, lease, or other agreement to enable it to carry on its business as now conducted. All of the Assumed Contracts are in full force and effect, and are valid, binding, and enforceable in accordance with their terms. There is not under any Assumed Contract any default by any party thereto or any event that, after notice or lapse of time or both, could constitute a default. Sellers are not aware of any intention by any party to any Assumed Contract (i) to terminate such contract or amend the terms thereof, (ii) to refuse to renew the Assumed Contract upon expiration of its term, or (iii) to renew the Assumed Contract upon expiration only on terms and conditions which are more onerous than those now existing. Except for the need to obtain the Consents listed in Schedule 3.3, Sellers have full legal power and authority to assign their rights under the Assumed Contracts to Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability, or continuation of any of the Assumed Contracts.

         3.8 Consents. Except for the FCC Consent provided for in Section 6.1, the other Consents described in Schedule 3.3, and any filing required under the HSR Act, no consent, approval, permit, or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party is required (i) to consummate this Agreement and the transactions contemplated hereby, (ii) to permit each Seller to assign or transfer the Assets to Buyer, or (iii) to enable Buyer to conduct the business and operations of the Stations in essentially the same manner as such business and operations are now conducted.

         3.9 Intangibles. Schedule 3.9 is a true and complete list of all Intangibles (exclusive of those listed in Schedule 3.4), all of which are valid and in good standing and uncontested. Sellers have delivered to Buyer copies of all documents establishing or evidencing all Intangibles. To the best of Sellers' knowledge, neither Seller is infringing upon or otherwise acting adversely to any trademarks, trade names, service marks, service names, copyrights, patents, patent applications, know-how, methods, or processes owned by any other person or persons, and there is no claim or action pending, or to the knowledge of Sellers threatened, with respect thereto. The Intangibles listed on Schedule 3.9 comprise all intangible property interests necessary to conduct the business and operations of the Stations as now conducted.

         3.10 Financial Statements. Schedule 3.10 hereto contains true and complete copies of financial statements of Sellers, including balance sheets, statements of operations and a statement of operating cash flow for the period ending November 30, 1996 (collectively, the "Financial Statements"). The Financial Statements have been prepared from the books and records of Sellers, have been prepared in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated, accurately reflect the books, records, and accounts of the Stations (which books, records, and accounts are complete and correct), are complete and correct in all material respects, and present fairly the financial condition of the Stations as at their respective dates and the results of operations for the periods then ended. None of the Financial Statements understates the true costs and expenses of conducting the business or operations of the Stations, fails to disclose any material contingent liabilities, or inflates the revenues of the Stations.

         3.11 Insurance. Schedule 3.11 is a true and complete list of all insurance policies of Sellers that insure any part of the Assets or the business of the Stations. All policies of insurance listed in Schedule 3.11 are in full force and effect. The insurance policies listed in Schedule 3.11 are adequate in amount with respect to, and for the full value (subject to customary deductibles) of, the Assets, and insure the Assets and the business of the Stations against all customary and foreseeable risks. During the past three years, no insurance policy of Sellers on the Assets or the Stations has been canceled by the insurer and no application of Sellers for insurance has been rejected by any insurer.

         3.12 Reports. All material returns, reports, and statements required to be filed by the Stations with the FCC or with any other governmental agency during the three-year period ending on the date hereof have been filed, and, during such period, all reporting requirements of the FCC and other governmental authorities having jurisdiction over each Seller and the Stations have been complied with in all material respects. All of such returns, reports, and statements are substantially complete and correct as filed. Sellers have timely paid to the FCC all annual regulatory fees payable with respect to the FCC Licenses.

         3.13    Personnel.

                 (a) All of Sellers' Employee Plans and Compensation Arrangements are listed in Schedule 3.13, and complete and accurate copies of any such written Employee Plans and Compensation Arrangements (or related insurance policies) have been furnished to Buyer, along with copies of any employee handbooks or similar documents describing such Employee Plans and Compensation Arrangements. Descriptions of any unwritten Employee Plans or Compensation Arrangements also are provided in Schedule 3.13. Schedule 3.13 also contains a true and complete list of all employees of the Stations, title, date of hire, salary and amount and date of last salary increase.

                 (b) Each Employee Plan and Compensation Arrangement has been administered in all material respects in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, the Age Discrimination in Employment Act and any other applicable Federal or state laws. Sellers are not aware of the existence of any governmental audit or examination of any Employee Plan or Compensation Arrangement or of any facts which would lead them to believe that any such audit or examination is pending or threatened. There exists no action, suit or claim (other than routine claims for benefits) with respect to any Employee Plan or Compensation Arrangement pending or, to the best knowledge of Sellers, threatened against any of such plans or arrangements, and Sellers possess no knowledge of any facts which could give rise to any such action, suit or claim.

                 (c) Sellers do not contribute to and are not required to contribute to any Multi-employer Plan with respect to the employees of the Stations, and neither Sellers nor any other trade or business under common control with Sellers (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) has incurred or reasonably expects to incur any "withdrawal liability," as defined under Section 4201 et seq. of ERISA.

                 (d) Except as described in Schedule 3.13, neither Sellers nor any other trade or business under common control with Sellers (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) sponsors, maintains or contributes to any Employee Plan or Compensation Arrangement that provides retiree medical or retiree life insurance coverage to former employees of Sellers at the Stations.

                 (e) Except as described in Schedule 3.13, with respect to each Employee Plan and, to the extent applicable, each Compensation
Arrangement: (i) each Employee Plan that is intended to be tax-qualified, and each amendment thereto, is the subject of a favorable determination letter, and no plan amendment that is not the subject of a favorable determination letter would affect the validity of an Employee Plan's letter; (ii) no prohibited transaction, within the definition of section 4975 of the Code or Title 1, Part 4 of ERISA, has occurred which would subject either Seller to any liability; and (iii) all contributions, premiums or payments accrued, in whole or in part, under each Employee Plan or Compensation Arrangement or with respect thereto as of the Closing will be paid by the Sellers prior to the Closing, including, but not limited to, contributions thereto with respect to the plan year ending immediately prior to the Closing.

                 (f) For purposes of this Agreement, the following terms shall have the meaning indicated: (i) "Employee Plan" shall mean any pension, profit-sharing, deferred compensation, vacation, bonus, incentive, medical, vision, dental, disability, life insurance or any other employee benefit plan as defined in Section 3(3) of ERISA to which Sellers or any entity related to Sellers (under the terms of Section 414(b), (c), (m) or (o) of the Code) contributes or to which Sellers or any entity related to Sellers (under the terms of Sections 414(b), (c), (m) or (o) of the Code) sponsors, maintains or otherwise is bound which provides benefits to persons employed or previously employed at the Stations; (ii) "Code" shall mean the Internal Revenue Code of 1986, as amended, any successor thereto and any regulations promulgated thereunder; (iii) "Compensation Arrangement" shall mean any plan or compensation arrangement other than an Employee Plan, whether written or unwritten, which provides to employees, former employees, officers, directors and shareholders of Sellers or any entity related to Sellers (under the terms of Section 414(b), (c), (m) or (o) of the Code) employed or previously employed at the Stations any compensation or other benefits, whether deferred or not, in excess of base salary or wages, including, but not limited to, any bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan and any other employee fringe benefit plan; (iv) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, any successor thereto and any regulations promulgated thereunder; and (v) "Multi-employer Plan" means a plan, as defined in ERISA Section 3(37), to which Sellers or any entity related to Sellers (under the terms of Section 414(b) or (c) of the Code) contributes or is required to contribute.

                 (g) Neither Seller is a party to or subject to any collective bargaining agreements with respect to the Stations. Neither Seller has any written or oral contracts of employment with any employee of the Stations, other than those listed in Schedule 3.7. Each Seller has complied in all material respects with all laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, and neither Seller has received any notice alleging that it has failed to comply in any material respect with any such laws, rules, or regulations. No controversies, disputes, or proceedings are pending or, to the best of Sellers' knowledge, threatened, between Sellers and any employee (singly or collectively) of the Stations. No labor union or other collective bargaining unit represents or claims to represent any of the employees of the Stations. To the best of Sellers' knowledge, there is no union campaign being conducted to represent any employees of the Stations or to solicit cards from employees to authorize a union to request a National Labor Relations Board certification election with respect to any employees at the Stations.

         3.14 Taxes. Sellers have filed or caused to be filed all federal income tax returns and all other federal, state, county, local, or city tax returns which are required to be filed and have paid or caused to be paid all taxes shown on those returns or on any tax assessment received by Sellers to the extent that such taxes have become due, or has set aside on their books adequate reserves (segregated to the extent required by generally accepted accounting principles) with respect thereto. There are no legal, administrative, or tax proceedings or, to the best of Sellers' knowledge, governmental investigations, pursuant to which either Seller is or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the business of the Stations, and no event has occurred that could impose on Buyer any transferee liability for any taxes, penalties, or interest due or to become due from either Seller.

         3.15    Claims and Legal Actions.  Except as disclosed on Schedule
3.15 and except for any FCC rulemaking proceedings generally affecting the broadcasting industry, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative, or tax proceeding, nor any order, decree or judgment, in progress or pending, or to the knowledge of Sellers threatened, against or relating to either Seller with respect to the ownership or operation of the Stations or otherwise relating to the Assets or the business or operations of the Stations, nor do Sellers know or have reason to be aware of any basis for the same. In particular, but without limiting the generality of the foregoing, there are no applications, complaints or proceedings pending or, to the best of Sellers' knowledge, threatened (i) before the FCC relating to the business or operations of the Stations other than rule making proceedings which affect the television industry generally, (ii) before any federal or state agency relating to the business or operations of the Stations involving charges of illegal discrimination under any federal or state employment laws or regulations, or
(iii) before any federal, state, or local agency relating to the business or operations of the Stations involving zoning issues under any federal, state, or local zoning law, rule, or regulation.

         3.16    Environmental Matters.

                 (a) To the best of Sellers' knowledge, Sellers have complied in all material respects with all laws, rules, and regulations of all federal, state, and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against either Seller in connection with its ownership or operation of the Stations alleging any failure to comply with any such law, rule, or regulation.

                 (b) To the best of Sellers' knowledge, Sellers have no liability relating to their ownership and operation of the Stations (and there is no basis related to the past or present operations, properties, or facilities of Sellers for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Sellers giving rise to any such liability) under any law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

                 (c) To the best of Sellers' knowledge, Sellers have no liability relating to their ownership and operation of the Stations (and Sellers have not handled or disposed of any substance, arranged for the disposal of any substance, or owned or operated any property or facility in any manner that could form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to any statute) against Sellers giving rise to any such liability) for damage to any site, location, or body of water (surface of subsurface) or for illness or personal injury.

                 (d) To the best of Sellers' knowledge, Sellers have no liability relating to their ownership and operation of the Stations (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against

Sellers giving rise to any such liability) under any law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning employee health and safety.

                 (e) To the best of Sellers' knowledge, Sellers have no liability relating to their ownership and operation of the Stations (and Sellers have not exposed any employee to any substance or condition that could form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to statute) against Sellers giving rise to any such liability) for any illness or personal injury to any employee.

                 (f) In connection with their ownership or operation of the Stations, Sellers have obtained and been in compliance in all material respects with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and have complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, and local laws, rules, and regulations (including all codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                 (g) No pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste has ever been manufactured, buried, stored, spilled, leaked, discharged, emitted, or released by Sellers in connection with their ownership and operation of the Stations or, to the best of Sellers' knowledge, by any other party on any Real Property.

         3.17 Compliance with Laws. Sellers have complied in all material respects with the Licenses and all federal, state, and local laws, rules, regulations, and ordinances applicable or relating to the ownership and operation of the Stations. To the best of Sellers' knowledge, neither the ownership or use of the properties of the Stations nor the conduct of the business or operations of the Stations conflicts with the rights of any other person or entity.

         3.18 Conduct of Business in Ordinary Course. Since November 30, 1996, Sellers have conducted the business and operations of the Stations only in the ordinary course and has not:

                 (a) Suffered any material adverse change in the business, assets, or properties of the Stations, including any damage, destruction, or loss affecting any assets used or useful in the conduct of the business of the Stations;

                 (b) Made any material increase in compensation payable or to become payable to any of the employees of the Stations, or any bonus payment made or promised to any employee of the Stations, or any material change in personnel policies, employee benefits, or other compensation arrangements affecting the employees of the Stations;

                 (c) Made any sale, assignment, lease, or other transfer of any of the Stations' properties other than in the normal and usual course of business with suitable replacements being obtained therefor;

                 (d) Canceled any debts owed to or claims held by either Seller with respect to the Stations, except in the normal and usual course of business;

                 (e) Suffered any material write-down of the value of any Assets or any material write-off as uncollectible of any accounts receivable of the Stations; or

                 (f) Transferred or granted any right under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, franchise, or similar right, or modified any existing right relating to the Stations.

         3.19 Transactions with Affiliates. Except as set forth on Schedule 3.19, neither Seller has been involved in any business arrangement or relationship relating to the Stations with any affiliate of either Seller, and no affiliate of either Seller owns any property or right, tangible or intangible, which is used in the business of the Stations. As used in this paragraph, "affiliate" has the meaning set forth in Rule 12b-2 promulgated under the Securities and Exchange Act of 1934.

         3.20 Broker. Neither Seller nor any person acting on Sellers' behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement, except for a commission payable by Sellers to Southcoast Capital Corp.

         3.21 Full Disclosure. No representation or warranty made by Sellers in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Sellers pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact and required to make any statement made herein or therein not misleading.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Sellers as follows:

         4.1 Organization, Standing, and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and at Closing will be duly qualified to conduct business as a foreign corporation in the State of Michigan. Buyer has all requisite power and authority to execute and deliver this Agreement and the documents contemplated hereby and thereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Buyer hereunder and thereunder.

         4.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all necessary actions on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

         4.3 Absence of Conflicting Agreements. Subject to obtaining the Consents and making any filing required under the HSR Act, the execution, delivery, and performance by Buyer of this Agreement and the documents contemplated hereby and thereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party;
(ii) will not conflict with the Articles of Incorporation or Bylaws of Buyer;
(iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; or (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Buyer is a party or by which Buyer may be bound, such that Buyer could not acquire or operate the Assets.

         4.4 Broker. Neither Buyer nor any person acting on Buyer's behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

         4.5 Qualifications. Except as set forth on Schedule 4.5, Buyer is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Stations under the Communications Act of 1934, as now in effect, and the rules, regulations and published policies of the FCC, as now in effect. Between the date hereof and the Closing Date, Buyer shall (a) not take or fail to take any action that could reasonably be expected to cause the foregoing representation and warranty to be untrue and
(b) comply with the covenant set forth in Schedule 4.5.

         4.6 Full Disclosure. No representation or warranty made by Buyer in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact and required to make any statement made herein or therein not misleading.

SECTION 5.  OPERATIONS OF THE STATIONS PRIOR TO CLOSING

         5.1 Generally. Sellers agree that, between the date of this Agreement and the Closing Date, Sellers shall operate the Stations diligently in the ordinary course of business in accordance with their past practices (except where such conduct would conflict with the following covenants or with Sellers' other obligations under this Agreement), and in accordance with the other covenants in this Section 5.

         5.2 Compensation. Sellers shall not increase the compensation, bonuses, or other benefits payable or to be payable to any person employed in connection with the conduct of the business or operations of the Stations, except in accordance with past practices.

         5.3 Contracts. Neither Seller will enter into any contract or commitment relating to the Stations or the Assets, or amend or terminate any Contract (or waive any material right thereunder), or incur any obligation (including obligations relating to the borrowing of money or the guaranteeing of indebtedness) that will be binding on Buyer after Closing, except for cash time sales agreements made in the ordinary course of business. Prior to the Closing Date, Sellers shall deliver to Buyer a list of all Contracts entered into between the date of this Agreement and the Closing Date, together with copies of such Contracts.

         5.4 Disposition of Assets. Neither Seller shall sell, assign, lease, or otherwise transfer or dispose of any of the Assets, except where no longer used or useful in the business or operations of the Stations or in connection with the acquisition of replacement property of equivalent kind and value.

         5.5 Encumbrances. Neither Seller shall create, assume or permit to exist any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon the Assets, except for (i) liens disclosed on Schedule 3.5 and Schedule 3.6, which shall be removed on or prior to the Closing Date, (ii) liens for current taxes not yet due and payable, and
(iii) mechanics' liens and other similar liens, which shall be removed on or prior to the Closing Date.

         5.6 Licenses. Neither Seller shall cause or permit, by any act or failure to act, any of the Licenses to expire or to be revoked, suspended, or modified, or take any action that could cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, or adverse modification of any of the Licenses. Sellers shall not fail to prosecute with due diligence any applications to any governmental authority in connection with the operation of the Stations.

         5.7 Rights. Neither Seller shall waive any right relating to the Stations or any of the Assets. Neither Seller shall cause, by any act or failure to act, any cable system located within the Station's Area of Dominant Influence to refuse to carry the Stations' signal.

         5.8 No Inconsistent Action. Neither Seller shall take any action that is inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement.

         5.9 Access to Information. Sellers shall give Buyer and its counsel, accountants, engineers, appraisers and other authorized representatives reasonable access to the Assets and to all other properties, equipment, books, records, Contracts, and documents relating to the Stations for the purpose of audit and inspection, including inspections incident to the environmental study described in Section 6.5, the engineering study described in Section 6.6 and the appraisal described in Section 6.11, and will furnish or cause to be furnished to Buyer or its authorized representatives all information with respect to the affairs and business of the Stations that Buyer may reasonably request (including any financial reports and operations reports produced with respect to the affairs and business of the Stations). Without limiting the generality of the foregoing, Sellers shall give Buyer and its counsel, accountants and other authorized representatives reasonable access to Sellers' financial records and Sellers' employees, counsel, accountants and other representatives for the purpose of preparing and auditing such financial statements as Buyer determines, in its sole judgment, are required or advisable to comply with federal or state securities laws and the rules and regulations of securities markets as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         5.10 Maintenance of Assets. Each Seller shall use its best efforts and take all reasonable actions to maintain all of the Assets in good condition (ordinary wear and tear excepted), and use, operate, and maintain all of the Assets in a reasonable manner and in accordance with the terms of the FCC Licenses, all rules and regulations of the FCC and generally accepted standards of good engineering practice. Sellers shall maintain inventories of spare parts and expendable supplies at levels consistent with past practices. If any loss, damage, impairment, confiscation, or condemnation of or to any of the Assets occurs, Sellers shall repair, replace, or restore the Assets to their prior condition as represented in this Agreement as soon thereafter as possible, and Sellers shall use the proceeds of any claim under any insurance policy solely to repair, replace, or restore any of the Assets that are lost, damaged, impaired, or destroyed.

         5.11 Insurance. Sellers shall maintain the existing insurance policies on the Stations and the Assets.

         5.12    Consents.  Sellers shall obtain the Consents designated on
Schedule 3.3 as "Material Consents" and shall use commercially reasonable efforts to obtain each other Consent and the estoppel certificates described in
Section 8.2(b), without any change in the terms or conditions of any Contract or License that could be less advantageous to the Stations than those pertaining under the Contract or License as in effect on the date of this Agreement. Sellers shall promptly advise Buyer of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered, or requested for any of the Consents. Upon Buyer's request, Sellers shall cooperate with Buyer and use commercially reasonable efforts to obtain from the lessors under each Real Property lease such estoppel certificates and consents to the collateral assignment of the lessee's interest under each such lease as Buyer's senior lenders may request.

         5.13 Books and Records. Sellers shall maintain the books and records relating to the Stations in accordance with past practices.

         5.14 Notification. Sellers shall promptly notify Buyer in writing of any material change in any of the information contained in Sellers' representations and warranties contained in Section 3 of this Agreement.

         5.15 Financial Information. Sellers shall furnish to Buyer within thirty days after the end of each month ending between the date of this Agreement and the Closing Date a statement of income and expense and a statement of operating cash flow for the month just ended and such other financial information (including information on payables and receivables) as Buyer may reasonably request. All financial information delivered by Sellers to Buyer pursuant to this Section shall be prepared from the books and records of Sellers in accordance with generally accepted accounting principles consistently applied, shall accurately reflect the books, records, and accounts of the Stations, shall be complete and correct in all material respects, and shall present fairly the financial condition of the Stations as at their respective dates and the results of operations for the periods then ended.

         5.16 Compliance with Laws. Sellers shall comply in all material respects with all laws, rules, and regulations applicable or relating to the ownership and operation of the Stations.

         5.17 Financing Leases. Sellers will satisfy at or prior to Closing all outstanding obligations under capital and financing leases with respect to any of the Assets and obtain good title to the Assets leased by either Seller pursuant to those leases so that those Assets shall be transferred to Buyer at Closing free of any interest of the lessors.

         5.18 Programming. Sellers shall not make any material changes in the broadcast hours or in the percentages of types of programming broadcast by the Stations, or make any other material change in the Stations' programming policies, except such changes as in the good faith judgment of the Sellers are required by the public interest.

         5.19 Preservation of Business. Sellers shall use their best efforts to preserve the business and organization of the Stations and use their best efforts to keep available to the Stations their present employees and to preserve the audience of the Stations and the Stations' present relationships with suppliers, advertisers, and others having business relations with them, to the end that the business, operations, and prospects of the Stations shall be unimpaired at the Closing Date. The ordinary and customary operating, marketing, promotional, sales, and advertising practices of the Stations shall be maintained.

         5.20 Personnel Recommendations. Sellers shall promptly notify Buyer as personnel vacancies occur at the Stations and consider for employment all personnel recommended by Buyer for such vacant positions.

SECTION 6.  SPECIAL COVENANTS AND AGREEMENTS

         6.1     FCC Consent.

                 (a) The assignment of the FCC Licenses in connection with the purchase and sale of the Assets pursuant to this Agreement shall be subject to the prior consent and approval of the FCC.

                 (b) Sellers and Buyer shall promptly prepare an appropriate application for the FCC Consent and shall file the application with the FCC within thirty (30) days of the execution of this Agreement. The parties shall prosecute the application with all reasonable diligence and otherwise use their best efforts to obtain a grant of the application as expeditiously as practicable. Each party agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if (1) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by the party of any of its representations, warranties, or covenants under this Agreement, and (2) compliance with the condition would have a material adverse effect upon it. Buyer and Sellers shall oppose any requests for reconsideration or judicial review of the FCC Consent. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Section 9, the parties shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the exercise by either party of its rights under
Section 9.

         6.2 Control of the Stations. Prior to Closing, Buyer shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of the Stations; such operations, including complete control and supervision of all of the Stations programs, employees, and policies, shall be the sole responsibility of Sellers until the Closing.

         6.3     Risk of Loss.

                 (a) The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by Sellers at all times prior to the Closing.

                 (b) If any damage or destruction of the Assets or any other event occurs which (i) causes the Station to cease broadcasting operations for a period of seven or more days or (ii) prevents in any material respect signal transmission by the Station in the normal and usual manner and Sellers fail to restore or replace the Assets so that the Station's normal and usual transmission is resumed in all material respects within twenty-one days of the damage, destruction or other event, Buyer, in its sole discretion, may
(x) terminate this Agreement forthwith without any further obligations hereunder upon written notice to Sellers, or (y) proceed to consummate the transaction contemplated by this Agreement and complete the restoration and replacement of the Assets after the Closing Date, in which event Sellers shall deliver to Buyer all insurance proceeds received in connection with such damage, destruction or other event. In the event Buyer fails to notify Sellers of its election to terminate this Agreement pursuant to this Section 6.3(b) and
Section 9.2(d) within 10 days following the end of the periods specified in clause (i) or clause (ii) of this Section 6.3(b), as the case may be, Buyer shall be deemed to have elected to consummate the transaction contemplated by this Agreement in accordance with clause (y) of this Section 6.3(b).

         6.4 Confidentiality. Except as necessary for the consummation of the transaction contemplated by this Agreement, including Buyer's obtaining of financing related hereto, and except as and to the extent required by law, including, without limitation, disclosure requirements of federal or state securities laws and the rules and regulations of securities markets, each party will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to the other party all information obtained by such party from the other party in connection with the transactions contemplated by this Agreement.

         6.5 Environmental Audit. Buyer may, at its option and expense, retain an environmental consultant to be selected by Buyer to perform a Phase I environmental survey of the properties of the Stations, and such survey shall be completed within 45 days from the date hereof. If the survey discloses any material environmental hazard or material possibility of future liability for environmental damages or clean-up costs, Buyer shall so notify Sellers no later than 55 days from the date hereof.

         6.6 Engineering Study. Buyer may, at its option and expense, retain an engineering firm to conduct a proof of performance study of the Stations and to prepare a report on the Stations' compliance with customary engineering practices and all applicable FCC rules, regulations, prescribed practices, and technical standards, and such study and report shall be completed within 45 days from the date hereof. If the survey discloses any material deficiencies in the operations or equipment of the Stations, Buyer shall so notify Sellers no later than 55 days from the date hereof.

         6.7 Cooperation. Buyer and Sellers shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Sellers shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their best efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement. Notwithstanding the foregoing, Buyer shall have no obligation (i) to expend funds to obtain any of the Consents or (ii) to agree to any adverse change in any License or Assumed Contract to obtain a Consent required with respect thereto.

         6.8 Bulk Sales Law. If applicable, the Bulk Sales law of the State of Michigan shall be complied with by Sellers. Any loss, liability, obligation, or cost suffered by Sellers or Buyer as the result of the failure of Sellers or Buyer to comply with the provisions of any bulk sales law applicable to the transfer of the Assets as contemplated by this Agreement shall be borne by Sellers.

         6.9 Sales Tax Filings. Sellers shall continue to file Michigan sales tax returns with respect to the Stations in accordance with Sellers' past practices and shall concurrently deliver copies of all such returns to Buyer.

         6.10 Access to Books and Records. Sellers shall provide Buyer access and the right to copy for a period of three years from the Closing Date any books and records relating to the Assets that are not included in the Assets. Buyer shall provide Sellers access and the right to copy for a period of three years from the Closing Date any books and records relating to the Assets.

         6.11 Appraisal. Buyer and Sellers agree to allocate $1,000,000 of the Purchase Price to the value of the Assets used or useful in the operation of the LPTV Station. Buyer and Sellers further agree to allocate the Purchase Price for tax and recording purposes in accordance with an appraisal (the "Appraisal") to be conducted by an appraisal firm selected and paid for by Buyer with experience in the valuation and appraisal of television Stations assets. Buyer shall deliver a copy of the Appraisal to Sellers on or before the date that is 90 days following the Closing Date.

         6.12 Noncompetition Agreements. At Closing, Buyer shall enter into separate Noncompetition Agreements in the form of Schedule 6.12 with John E. Oxendine and Ed Parker and $500,000 of the Purchase Price shall be allocated to the covenants set forth therein on the Closing Date.

         6.13 HSR Act Filing. Sellers and Buyer agree to (a) file, or cause to be filed, with the U.S. Department of Justice ("DOJ") and Federal Trade Commission ("FTC") all filings, if any, which are required in connection with the transactions contemplated hereby under the HSR Act within ten (10) business days of the date of this Agreement; (b) submit to the other party, prior to filing, their respective HSR Act filings to be made hereunder, and to discuss with the other any comments the reviewing party may have; (c) cooperate with each other in connection with such HSR Act filings, which cooperation shall include furnishing the other with any information or documents in such party's possession that may be reasonably required in connection with such filings; (d) promptly file, after any request by the FTC or DOJ and appropriate negotiation with the FTC or DOJ of the scope of such request, any information or documents requested by the FTC or DOJ; and (e) furnish each other with any correspondence from or to, and notify each other of any other communications with, the FTC or DOJ which relates to the transactions contemplated hereunder, and to the extent practicable, to permit each other to participate in any conferences with the FTC or DOJ.

SECTION 7.       CONDITIONS TO OBLIGATIONS OF BUYER AND SELLERS
                 AT CLOSING

         7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing are subject at Buyer's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                 (a) Representations and Warranties. All representations and warranties of Sellers contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                 (b) Covenants and Conditions. Sellers shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

                 (c) Consents. All Consents designated on Schedule 3.3 as "Material Consents" shall have been obtained and delivered to Buyer without any adverse change in the terms or conditions of any agreement or any governmental license, permit, or other authorization.

                 (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Buyer of any conditions that need not be complied with by Buyer under Section 6.1 hereof, Sellers shall have complied with any conditions imposed on them by the FCC Consent, and the FCC Consent shall have become a Final Order.

                 (e) Governmental Authorizations. Sellers shall be the holder of all Licenses and, other than as a result of any decision or order issued in connection with (i) Turner Broadcasting System, Inc. v. FCC (No. 93-44), and any subsequent court or FCC proceeding relating to such case ("Turner v. FCC") or (ii) the FCC rulemaking identified as In the Matter of Advanced Television Systems, MM Docket No. 87-268, and any subsequent FCC or court proceeding relating to such rulemaking (the "ATV Rulemaking"), there shall not have been any modification of any License that could have a material adverse effect on the Stations or the conduct of their business and operations. Other than the proceedings involved in Turner v. FCC or the ATV Rulemaking, no proceeding shall be pending or threatened the effect of which could be to revoke, cancel, fail to renew, suspend, or modify in any materially adverse respect any FCC License.

                 (f) Deliveries. Sellers shall have made or stand willing to make all the deliveries to Buyer set forth in Section 8.2.

                 (g) Adverse Change. Between the date of this Agreement and the Closing Date, there shall have been no material adverse change in the Tangible Personal Property, including any materially adverse damage, destruction, or loss affecting the Tangible Personal Property.

                 (h) HSR Act. The waiting period under the HSR Act shall have expired without unresolved action by the DOJ or the FTC to prevent the Closing.

                 (i) SKTV Consent. SKTV, Inc. shall have (x) granted its consent to the transactions contemplated by this Agreement and (y) irrevocably waived any right or interest it has or may have in or with respect to the Assets or the business or operations of the Stations, and the Affiliation Agreement between Sellers and Home Shopping Club, Inc. shall have been terminated, in each case pursuant to an agreement or agreements in form and substance reasonably acceptable to Buyer (the "SKTV Consent").

         7.2 Conditions to Obligations of Sellers. All obligations of Sellers at the Closing are subject at Sellers' option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                 (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                 (b) Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                 (c) Deliveries. Buyer shall have made or stand willing to make all the deliveries set forth in Section 8.3.

                 (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Sellers of any conditions that need not be complied with by Sellers under Section 6.1 hereof, and Buyer shall have complied with any conditions imposed on it by the FCC Consent.

                 (e) HSR Act. The waiting period under the HSR Act shall have expired without unresolved action by the DOJ or the FTC to prevent the Closing.

SECTION 8.  CLOSING AND CLOSING DELIVERIES

         8.1     Closing.

                 (a) Closing Date. Subject to the satisfaction or waiver of all other conditions precedent to the holding of the Closing, the Closing shall take place at 10:00 a.m. on the first business day that is 60 days following the date the FCC Consent is granted (the "Initial Scheduled Closing Date"); provided, however, in the event the Initial Scheduled Closing Date is prior to October 3, 1997, the Closing shall occur on October 3, 1997; provided further that Buyer shall have the right, in its sole discretion, to postpone the Closing upon written notice to Sellers until the first business day that is 60 days following the date the FCC Consent becomes a Final Order if the FCC Consent will not become a Final Order on or before the Initial Scheduled Closing Date; and provided further that Buyer shall have no right or option to postpone the Closing beyond March 1, 1998.

                 (b) Closing Place. The Closing shall be held at the offices of Dow, Lohnes & Albertson, 1200 New Hampshire Avenue, N.W., Suite 800, Washington, D.C. 20036, or any other place that is agreed upon by Buyer and Sellers.

         8.2 Deliveries by Sellers. Prior to or on the Closing Date, Sellers shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

                 (a) Transfer Documents. Duly executed motor vehicle titles, assignments, and other transfer documents which shall be sufficient to vest good and marketable title to the Assets in the name of Buyer, free and clear of all claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges or encumbrances, except for liens for current taxes not yet due and payable;

                 (b) Estoppel Certificates. Estoppel certificates of the lessors of all leasehold interests included in the Real Property if and to the extent Sellers obtain such estoppel certificates in accordance with Section 5.12;

                 (c) Consents. A manually executed copy of any instrument evidencing receipt of any Consent obtained by Sellers pursuant to Section 5.12;

                 (d) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Sellers by an officer of Sellers, certifying (1) that the representations and warranties of Sellers contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date; and (2) that Sellers have in all material respects performed and complied with all of their obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

                 (e) Licenses, Contracts, Business Records, Etc. Copies of all Licenses, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, engineering records, and all files and records used by Sellers in connection with their operations;

                 (f) Opinion of Counsel. An Opinion of Sellers' counsel dated as of the Closing Date, substantially in the form of Schedule 8.2(f) hereto;

                 (g) Noncompetition Agreements. The Noncompetition Agreements in the form of Schedule 6.12, duly executed on behalf of John E. Oxendine and Ed Parker; and

                 (h) Lenders Certificates. Such certificates and confirmations to Buyer's senior lenders executed by Sellers as Buyer may reasonably request in connection with obtaining financing for the performance of its payment obligations hereunder.

         8.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Sellers the following, in form and substance reasonably satisfactory to Sellers and their counsel:

                 (a)      Purchase Price.  The Purchase Price as provided in
Section 2.3;

                 (b) Assumption Agreements. Appropriate assumption agreements pursuant to which Buyer shall assume and undertake to perform Sellers' obligations under the Licenses and Assumed Contracts insofar as they relate to the time on and after the Closing Date and arise out of events related to Buyer's ownership of the Assets or its operation of the Stations on or after the Closing Date;

                 (c) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Buyer by an officer of Buyer, certifying (1) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (2) that Buyer has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

                 (d) Opinion of Counsel. An opinion of Buyer's counsel dated as of the Closing Date, substantially in the form of Schedule 8.3(d) hereto.

                 (e) Noncompetition Agreements. The Noncompetition Agreements in the form of Schedule 6.12 duly executed by Buyer and the payment of Three Hundred Thirty Five Thousand Dollars to John E. Oxendine and One Hundred Sixty Five Thousand Dollars to Ed Parker.

SECTION 9.  TERMINATION

         9.1 Termination by Sellers. This Agreement may be terminated by Sellers and the purchase and sale of the Stations abandoned, if Sellers are not then in material default, upon written notice to Buyer, upon the occurrence of any of the following:

                 (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Sellers set forth in this Agreement have not been satisfied or waived in writing by Sellers.

                 (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing, and any such judgment, decree or order is not the result of any action or omission by Sellers.

                 (c) Upset Date. If the Closing shall not have occurred by March 1, 1998.

                 (d) Breach. Without limiting Sellers' rights under the other provisions of this Section 9.1, if Buyer has failed to cure any material breach of any of its representations, warranties or covenants under this Agreement within thirty days after Buyer received written notice of such breach from Sellers or if Buyer has failed to comply with its covenant under Schedule 4.5 on or before March 1, 1998.

         9.2 Termination by Buyer. This Agreement may be terminated by Buyer and the purchase and sale of the Stations abandoned, if Buyer is not then in material default, upon written notice to Sellers, upon the occurrence of any of the following:

                 (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Buyer set forth in this Agreement have not been satisfied or waived in writing by Buyer.

                 (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing, and any such judgment, decree or order is not the result of any action or omission by Buyer.

                 (c) Upset Date. If the Closing shall not have occurred by March 1, 1998.

                 (d) Interruption of Service. If any damage or destruction of the Assets or any other event occurs that causes the Station to cease broadcasting operations or prevents signal transmission by the Station in the normal and usual manner, in each case for the periods specified in Section 6.3(b).

                 (e) Environmental Hazards. Buyer shall have notified Sellers of material environmental hazards or the material possibility of environmental damages or clean-up costs, as indicated in the environmental study described in Section 6.5, within the period specified in Section 6.5, and the cause thereof shall not have been remedied within 30 days from the date such notice is received by Sellers.

                 (f) Technical Deficiencies. Buyer shall have notified Sellers of material deficiencies in the operations or equipment of the Stations, as indicated in the engineering study described in Section 6.6, within the period specified in Section 6.6, and the cause thereof shall not have been remedied within 30 days from the date such notice is received by Sellers.

                 (g) Breach. Without limiting Buyer's rights under the other provisions of this Section 9.2, if Sellers have failed to cure any material breach of any of their representations, warranties or covenants under this Agreement within thirty days after Sellers received written notice of such breach from Buyer.

                 (h) SKTV Consent. If Sellers shall have failed to deliver the SKTV Consent to Buyer on or before the date the application for FCC Consent is filed with the FCC.

         9.3 Rights on Termination. If this Agreement is terminated pursuant to Section 9.1 or Section 9.2 and neither party is in material breach of this Agreement, the parties hereto shall not have any further liability to each other with respect to the purchase and sale of the Assets. If this Agreement is terminated by Sellers due to Buyer's material breach of this Agreement, then Sellers shall have all rights or remedies available at law or equity. If this Agreement is terminated by Buyer due to Sellers' material breach of this Agreement, Buyer shall have all rights and remedies available at law or equity.

SECTION 10.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
             INDEMNIFICATION; CERTAIN REMEDIES

         10.1 Representations and Warranties. All representations and warranties contained in this Agreement shall be deemed continuing representations and warranties and shall survive the Closing for a period of eighteen months. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained in this Agreement. No notice or information delivered by Sellers shall affect Buyer's right to rely on any representation or warranty made by Sellers or relieve Sellers of any obligations under this Agreement as the result of a breach of any of their representations and warranties.

         10.2 Indemnification by Sellers. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer may have, Sellers hereby agrees to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

                 (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Sellers contained in this Agreement or in any certificate, document, or instrument delivered to Buyer under this Agreement.

                 (b) Any and all obligations of Sellers not assumed by Buyer pursuant to this Agreement, including any liabilities arising at any time under any Contract not included in the Assumed Contracts.

                 (c) Any loss, liability, obligation, or cost resulting from the failure of the parties to comply with the provisions of any bulk sales law applicable to the transfer of the Assets.

                 (d) Any and all losses, liabilities, or damages resulting from the operation or ownership of the Stations prior to the Closing, including any liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring prior the Closing Date.

                 (e) Any and all losses, liabilities or damages resulting from the facts or circumstances alleged or to be alleged in the litigation relating to the LPTV Station described in Schedule 3.15.

                 (f) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.3 Indemnification by Buyer. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Sellers or any information Sellers may have, Buyer hereby agrees to indemnify and hold Sellers harmless against and with respect to, and shall reimburse Sellers for:

                 (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained in this Agreement or in any certificate, document, or instrument delivered to Sellers under this Agreement.

                 (b) Any and all obligations of Sellers assumed by Buyer pursuant to this Agreement.

                 (c) Any and all losses, liabilities, or damages resulting from the operation or ownership of the Stations on and after the Closing.

                 (d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

                 (a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five days after written notice of such action, suit, or proceeding was received by Claimant.

                 (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty- day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity or under the arbitration provisions of this Agreement, as applicable.

                 (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim.

                 (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

                 (e) The indemnifications rights provided in Sections 10.2 and 10.3 shall extend to the shareholders, directors, officers, employees, and representatives of any Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

         10.5 Limitations on Indemnification. Sellers' and Buyer's obligations to indemnify the other pursuant to this Section 10 shall be subject to the following limitations:

                 (a)  No indemnification shall be required to be made under
Section 10.2 or Section 10.3 until the aggregate amount of losses, liabilities, damages or expenses incurred by Buyer or Sellers, as the case may be, exceeds $25,000, and then the indemnification shall be made by the Indemnifying Party only to the extent of such excess over $25,000; and

                 (b)  No indemnification shall be required to be made under
Section 10.2 (a) or Section 10.3(a) if the written notice of any claim for indemnification is received by the Indemnifying Party following the expiration of the period specified in Section 10.1; provided, however, (i) that the expiration of the period specified in Section 10.1 shall not affect the validity of any claim made prior to such expiration and (ii) Sellers' obligation to indemnify Buyer under Section 10.2(e) shall survive without respect to any time limitation.

         10.6 Specific Performance. The parties recognize that if Sellers breach this Agreement and refuse to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, Sellers shall waive the defense that there is an adequate remedy at law.

         10.7 Attorneys' Fees. In the event of a default by either party which results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses.

SECTION 11.  MISCELLANEOUS

         11.1 Fees and Expenses. Any federal, state, or local sales or transfer tax arising in connection with the conveyance of the Assets by Sellers to Buyer pursuant to this Agreement shall be paid by Sellers. Buyer and Sellers shall each pay one-half of all filing fees required by the FTC under the HSR Act, and all filing fees required by the FCC in connection with the FCC Consent. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives. Sellers shall pay at the Closing all brokerage fees and commissions payable to Southcoast Capital Corp., and each party shall be responsible for all fees or commissions payable to any other finder, broker, advisor, or similar person retained by or on behalf of such party.

         11.2 Arbitration. Except as otherwise provided to the contrary below, any dispute arising out of or related to this Agreement that Sellers and Buyer are unable to resolve by themselves shall be settled by arbitration by a panel of three (3) neutral arbitrators who shall be selected in accordance with the procedures set forth in the commercial arbitration rules of the American Arbitration Association. The persons selected as arbitrators shall have prior experience in the broadcasting industry but need not be professional arbitrators, and persons such as lawyers, accountants, brokers and bankers shall be acceptable. Before undertaking to resolve the dispute, each arbitrator shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make a just award according to the best of his or her understanding. The arbitration hearing shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association in Washington, D.C. The written decision of a majority of the arbitrators shall be final and binding on Sellers and Buyer. The costs and expenses of the arbitration proceeding shall be assessed between Sellers and Buyer in a manner to be decided by a majority of the arbitrators, and the assessment shall be set forth in the decision and award of the arbitrators. Judgment on the award, if it is not paid within thirty days, may be entered in any court having jurisdiction over the matter. No action at law or suit in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by Sellers or Buyer against the other except (i) an action to compel arbitration pursuant to this Section, (ii) an action to enforce the award of the arbitration panel rendered in accordance with this Section, or (iii) a suit for specific performance pursuant to Section 10.5.

         11.3 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

If to Sellers:            Blackstar Communications of Michigan, Inc.
                          Blackstar of Ann Arbor, Inc.
                          1211 Connecticut Avenue, N.W., Suite 509
                          Washington, D.C.   20036
                          Attention:  Mr. John E. Oxendine
                          Telephone:  (202) 496-9280

With a copy to:           Alan C. Campbell, Esquire
                          Irwin, Campbell & Tannenwald, P.C.
                          1730 Rhode Island Avenue, N.W., Suite 200
                          Washington, D.C.   20036
                          Telephone:  (202) 728-0400

If to Buyer:              Paxson Communications of Detroit-31, Inc.
                          601 Clearwater Park Road
                          West Palm Beach, FL   33401
                          Attention:  Mr. Lowell W. Paxson
                          Telephone:  (561) 659-4122

With a copy to:           John R. Feore, Jr., Esquire
                          Dow, Lohnes & Albertson, PLLC
                          1200 New Hampshire Avenue, N.W., Suite 800
                          Washington, D.C.   20036
                          Telephone:  (202) 776-2786

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.3.

         11.4 Benefit and Binding Effect. Neither party hereto may assign this Agreement without the prior written consent of the other party hereto; provided, however, that Buyer may assign its rights and obligations under this Agreement, in whole or in part, to one or more subsidiaries or commonly controlled affiliates of Buyer without seeking or obtaining Sellers' prior approval in which event Buyer shall have no further obligation hereunder and Buyer may collaterally assign its rights and interests hereunder to its senior lenders without seeking or obtaining Sellers' prior approval. Upon any permitted assignment by Buyer or Sellers in accordance with this Section 11.4, all references to"Buyer" herein shall be deemed to be references to Buyer's assignee and all references to "Sellers" herein shall be deemed to be references to Sellers' assignee, as the case may be. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         11.5 Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement, including, in the case of Sellers, any additional bills of sale, deeds, or other transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.

         11.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

         11.7 Headings. The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

         11.8 Gender and Number. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

         11.9 Entire Agreement. This Agreement, the schedules, hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and Sellers with respect to the subject matter hereof. This Agreement supersedes the letter of intent dated February 21, 1997, between Paxson Communications Corporation and Blackstar Communications, Inc. and all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

         11.10 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.10.

         11.11 Press Release. Neither party shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party; provided, however, that nothing contained herein shall prevent either party from promptly making all filings with governmental authorities as may, in its judgement be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         11.12 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

         11.13   Guaranty of PCC.

                 (a) In consideration of the execution and delivery of this Agreement by Sellers, PCC agrees as follows:

                          (1)     PCC hereby guarantees the complete and timely
performance in all material respects of each and every obligation of Buyer under this Agreement. If any default shall be made by Buyer in such performance, then PCC will itself perform or cause to be performed such obligation upon receipt of notice from Sellers specifying in summary form the default.

                          (2)     PCC waives presentment, protest, demand, or
action or delinquency in respect of any of the obligations of Buyer under this Agreement. PCC waives all notices of nonperformance, notices of protest, notices of dishonor, and notices of acceptance of this guaranty.

                          (3)     This guaranty shall be deemed a continuing
guaranty, and the above consents and waivers of PCC shall remain in full force and effect until the satisfaction in full of all obligations of Buyer under this Agreement.

         11.14   Guaranty of Blackstar Communications.

                 (a) In consideration of the execution and delivery of this Agreement by Buyer, Blackstar Communications agrees as follows:

                          (1)     Blackstar Communications hereby guarantees
the complete and timely performance of Sellers' indemnification obligations set forth in Section 10.2(e) and, to the extent applicable to Section 10.2(e), in
Section 10.2(f) of this Agreement. If any default shall be made by Sellers in such performance, then Blackstar Communications will itself perform or cause to be performed such obligation upon receipt of notice from Buyer specifying in summary form the default.

                          (2)     Blackstar Communications waives presentment,
protest, demand, or action or delinquency in respect of the obligations of Sellers under such Sections. Blackstar Communications waives all notices of nonperformance, notices of protest, notices of dishonor, and notices of acceptance of this guaranty.

                          (3)     This guaranty shall be deemed a continuing
guaranty, and the above consents and waivers of Blackstar Communications shall remain in full force and effect until the satisfaction in full of Sellers' obligations under such Section.


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

         IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the day and year first above written.

PAXSON COMMUNICATIONS OF               PAXSON COMMUNICATIONS CORPORATION
DETROIT-31, INC.                       HEREBY JOINS IN THE EXECUTION OF THE
                                       FOREGOING ASSET PURCHASE AGREEMENT TO
                                       AGREE TO THE PROVISIONS OF
                                       SECTION 11.13.



By: /s/  Lowell W. Paxon
   -------------------------------
   Name:  Lowell W. Paxson             PAXSON COMMUNICATIONS
   Title: Chairman                     CORPORATION


BLACKSTAR COMMUNICATIONS OF            By:  /s/  Lowell W. Paxson
MICHIGAN, INC.                            ----------------------------------
                                          Name:   Lowell W. Paxson
                                          Title:  Chairman


By: /s/  John E. Oxendine
   ----------------------------        BLACKSTAR COMMUNICATIONS, INC.
   Name:   John E. Oxendined           HEREBY JOINS IN THE EXECUTION OF THE
   Title:  Chairman                    FOREGOING ASSET PURCHASE AGREEMENT TO
                                       AGREE TO THE PROVISIONS OF
                                       SECTION 11.14.



BLACKSTAR OF ANN ARBOR, INC.
                                       BLACKSTAR COMMUNICATIONS, INC.

By: /s/  John E. Oxendine              By: /s/  John E. Oxendine
   -----------------------------          -----------------------------------
   Name:  John E. Oxendine                Name:  John E. Oxendine
   Title: Chairman                        Title: Chairman